UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2026

QUINCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38890	90-1024039
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

611 Gateway Boulevard, Suite 273 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 910-5717

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	QNCX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Minimum Bid Price Requirement

On March 16, 2026, Quince Therapeutics, Inc. (the “Company”) received a notice (the “Bid Price Notice”) from the Nasdaq Listing Qualifications department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) stating that the closing bid price of the Company’s common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing under Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). The Company has a period of 180 calendar days, or until September 14, 2026 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement.

To regain compliance, the bid price of the Company’s common stock must close at $1 or more for a minimum of ten consecutive business days before the Compliance Date. Nasdaq may, in its discretion, require the Company to maintain the minimum bid price for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance.

If the Company does not regain compliance with the Minimum Bid Price Requirement by the Compliance Date, the Company may be eligible for additional time to regain compliance. To qualify, the Company would be required to transfer the listing of its common stock to the Nasdaq Capital Market, provided that the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market (including the market value of listed securities), with the exception of the Minimum Bid Price Requirement. To effect such a transfer, among other things, the Company would also need to pay an application fee to Nasdaq and provide written notice to the Staff of its intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary. If the Company does not regain compliance with the Bid Price Rule by the Compliance Date and it appears to the Staff that the Company will not be able to regain compliance with the Bid Price Rule during the additional compliance period, or if the Company is otherwise not eligible for an additional compliance period at that time, the Staff will provide written notification to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel, but there can be no assurance that the panel would grant the Company’s request for continued listing.

The Company intends to actively monitor the closing bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with Nasdaq Listing Rule 5450(a)(1).

Market Value of Listed Securities Requirement

On March 17, 2026, the Company received a notice (the “MVLS Notice” and together with the Bid Price Notice the “Notices”) from the Staff that the Company’s market value of listed securities (“MVLS”) for the last 30 consecutive business days was less than the $50,000,000 required for continued listing on the Nasdaq Global Select Market under Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”). The Company has a period of 180 calendar days, or until September 14, 2026 (the “MVLS Compliance Date”), to regain compliance with the MVLS Requirement.

To regain compliance with the MVLS Requirement, the Company’s MVLS must close at $50,000,000 or more for a minimum period of ten consecutive business days. Nasdaq may, in its discretion, require the Company to maintain the minimum MVLS for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance.

In the event the Company does not regain compliance with the MVLS Requirement prior to the MVLS Compliance Date, the Company will receive written notification that the Company’s securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel, but there can be no assurance that the panel would grant the Company’s request for continued listing. Alternatively, the Company may consider applying to transfer the listing of the Company’s securities to the Nasdaq Capital Market, provided that the Company then satisfies the requirements for continued listing on that market.

The Company is monitoring the MVLS of its listed securities and is considering available options to regain compliance with Nasdaq’s continued listing standards. There can be no assurance that the Company will be able to regain compliance with Nasdaq Listing Rule 5450(b)(2)(A) or maintain compliance with other applicable Nasdaq listing requirements.

The Notices do not result in the immediate delisting of the Company’s common stock, and the Company’s common stock will continue to trade uninterrupted on the Nasdaq Global Select Market under the symbol “QNCX”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quince Therapeutics, Inc.

	By:	/s/ Dirk Thye
Date: March 20, 2026	Name:	Dirk Thye
	Title:	Chief Executive Officer

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